Exhibit 5.1

June 12, 2013

The Allstate Corporation
2775 Sanders Road
Northbrook, Illinois, 60062

RE:                       THE ALLSTATE CORPORATION
11,500,000 DEPOSITARY SHARES

Ladies and Gentlemen:

We have acted as special counsel to The Allstate Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of an aggregate of 11,500,000 depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of the Company’s Fixed Rate Noncumulative Perpetual Preferred Stock, Series A, par value $1.00 per share and liquidation preference $25,000 per share (the “Preferred Stock”), pursuant to the Underwriting Agreement, dated June 5, 2013 (the “Underwriting Agreement”), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, UBS Securities LLC, and Wells Fargo Securities, LLC, as representatives of the several underwriters (the “Underwriters”) listed on Schedule II to the Underwriting Agreement.  The shares of Preferred Stock represented by the Depositary Shares (the “Preferred Shares”) were deposited against delivery of depositary receipts (the “Depositary Receipts”), which evidence the Depositary Shares and were issued by Wells Fargo Bank, N.A. (the “Depositary”) under a Deposit Agreement, dated June 12, 2013 (the “Deposit Agreement”), among the Company, the Depositary and the holders from time to time of the Depositary Receipts issued thereunder.  The terms of the Preferred Stock are set forth in a certificate of designations (the “Certificate of Designations”) filed by the Company with the Secretary of State of the State of Delaware on June 10, 2013.

In connection therewith, we have examined (a) the registration statement on Form S-3 (File No. 333-181059) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which automatically became effective under the Securities Act on April 30, 2012, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the documents incorporated by reference therein (such registration statement on the date such registration statement is deemed to be effective

The Allstate Corporation

June 7, 2013

pursuant to Rule 430B of the Rules and Regulations for purposes of liability under Section 11 of the Securities Act of the Company and the Underwriters (which, for purposes hereof, is June 5, 2013, the “Effective Date”), and including the information deemed to be a part of such registration statement as of the Effective Date pursuant to Rule 430B of the Rules and Regulations, the “Registration Statement”); (b) the prospectus, dated April 30, 2012 (the “Base Prospectus”), filed as part of the Registration Statement; (c) the prospectus supplement, dated June 5, 2013 (together with the Base Prospectus, the “Prospectus”), relating to the Depositary Shares and the Preferred Shares, in the form filed by the Company with the Commission on June 7, 2013 pursuant to Rule 424(b) of the Rules and Regulations; (d) an executed copy of the Underwriting Agreement; (e) an executed copy of the over-allotment option exercise notice, dated as of June 10, 2013; (f) an executed copy of the Deposit Agreement; (g) an executed copy of the Depositary Receipts; (h) an executed copy of the global certificate representing the Preferred Shares; (i) an executed copy of the Certificate of Designations; (j) a certificate, dated June 11, 2013, and a facsimile bringdown thereof, dated June 12, 2013, from the Secretary of State of the State of Delaware as to the existence and good standing in the State of Delaware of the Company; (k) a copy of the Restated Certificate of Incorporation of the Company, as currently in effect, a copy of the Amended and Restated Bylaws of the Company, as currently in effect and a copy of the resolutions of the Board of Directors of the Company and the written consent of the Pricing Committee of the Company relating to the issuance and sale of the Depositary Shares and the Preferred Shares, in each case, as certified by the Secretary of the Company in the Secretary’s Certificate, dated June 12, 2013; and (l) such other records of the corporate proceedings of the Company as we have deemed necessary as the basis for the opinions expressed herein.

We have also examined, have relied as to matters of fact upon and have assumed the accuracy of originals or copies certified, or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and such representations, statements and certificates or comparable documents of or from public officials and officers and representatives of the Company and of representations of such persons whom we have deemed appropriate, and have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.  In such examination, and in connection with our review of all such documents, including the documents referred to in clauses (a) through (l) of the preceding paragraph, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

With your permission, for purposes of the opinion expressed herein, we have assumed that the Depositary has the power and authority to execute and deliver the Deposit Agreement and authenticate the Depositary Receipts.

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that:

(1) The Preferred Shares and Depositary Shares have been duly authorized by the Company and, upon the issuance and delivery of and payment for the Depositary Shares

The Allstate Corporation

June 7, 2013

pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.  The deposit of the Preferred Shares in accordance with the Deposit Agreement has been duly authorized; and

(2) Upon deposit of the Preferred Shares with the Depositary pursuant to the Deposit Agreement and the due execution and delivery by the Depositary of the Deposit Agreement and the Depositary Receipts in accordance with the Deposit Agreement, the Depositary Shares will entitle the holder thereof to the benefits provided in the Deposit Agreement and the Depositary Receipts.  The issuance of the Depositary Shares and the Preferred Shares is not subject to the preemptive or other similar rights of any securityholder of the Company or other entity.  No holder of Depositary Shares will be subject to personal liability by reason of being such a holder.

We express no opinion as to the effect of any federal or state laws regarding fraudulent transfers or conveyances.  We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States.  Furthermore, we express no opinion as to: (i) whether a United States federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the Preferred Shares or the Depositary Shares or the Deposit Agreement or the transactions contemplated thereby; and (ii) any waiver of inconvenient forum.

This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof.  We assume no obligation to update or supplement this opinion letter to reflect any circumstances that may come to our attention after the date hereof with respect to the opinion and statements set forth above, including any changes in applicable law that may occur after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 8-K to be filed in connection with the issuance and sale of the Depositary Shares and the underlying Preferred Shares, and to the reference to us under the heading “Legal Matters” in the Prospectus.  In giving such consent, we do not thereby concede that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/S/ WILLKIE FARR & GALLAGHER LLP